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Statement re Computation of Ratios
Exhibit 12.1 STATEMENT RE COMPUTATION OF RATIOS

                              KRAMONT REALTY TRUST
                       RATIO OF EARNINGS TO FIXED CHARGES
      AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                9/30/2003        2002          2001          2000          1999          1998
                                                ---------        ----          ----          ----          ----          ----
RATIO OF EARNINGS TO FIXED CHARGES

EARNINGS:

  Income From Continuing Operations Before
    Minority Interest                              13,449        19,108        18,750        18,513         8,591        10,664

  Add:  Distribution From Equity Investees            623           863           810           664           512           494
       Fixed Charges                               25,894        37,825        38,649        28,968        11,743         8,355

  Less: Income or Loss From Equity Investees         (507)         (722)         (737)         (485)         (238)         (547)
       Capitalized Interest                          (385)         (400)         (448)           --            --            --
                                                   ------        ------        ------        ------        ------         -----
Earnings                                           39,074        56,674        57,024        47,660        20,608        18,966

FIXED CHARGES:
Interest Expense (Includes Amortization,
  Finance Costs & Capitalized Interest)            25,894        37,825        38,649        28,968        11,743         8,355

RATIO OF EARNINGS TO FIXED CHARGES                   1.51          1.50          1.48          1.65          1.75          2.27

-------------------------------------------------------------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS

EARNINGS:
  Income From Continuing Operations Before
    Minority Interest                              13,449        19,108        18,750        18,513         8,591        10,664

  Add:  Distribution From Equity Investees            623           863           810           664           512           494
       Fixed Charges                               25,894        37,825        38,649        28,968        11,743         8,355

  Less: Income or Loss From Equity Investees         (507)         (722)         (737)         (485)         (238)         (547)
       Capitalized Interest                          (385)         (400)         (448)           --            --            --
                                                   ------        ------        ------        ------        ------         -----
Earnings (see above)                               39,074        56,674        57,024        47,660        20,608        18,966

Combined Fixed Charges and
  Preferred Stock Dividends:

Interest Expense (Includes Amortization,
  Finance Costs & Capitalized Interest)            25,894        37,825        38,649        28,968        11,743         8,355

Preferred Share Dividends - Series B-1 & D          5,108         7,083         7,527         4,245            --            --
                                                   ------        ------        ------        ------        ------         -----
                                                   31,002        44,908        46,176        33,213        11,743         8,355
RATIO OF EARNINGS TO FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS                          1.26          1.26          1.23          1.43          1.75          2.27
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